November 25, 2004

Sean Washchuk
Vitran Corporation Inc.
185 The West Mall, Suite 701
Toronto, ON
M9C 5L5

Dear Sean:

Re: Offer of Employment

Further to our various discussions I am pleased to offer you the position of Vice President Finance & Chief Financial Officer of Vitran Corporation Inc. effective September 20, 2004.

I am confident that you will continue to be a very productive member of the Vitran Team that will more than meet the challenges inherent in continuing the growth and development of Vitran Corporation Inc. I trust that the compensation package outlined below together with periodic reviews will provide an appropriate reward for your contribution.

Your compensation package would consist of the following elements:

Base Salary:	$175,000 per annum to be reviewed annually after the fiscal year results are settled and would be effective January 1.

Annual Bonus Potential:	The bonus potential, starting with the 2004 fiscal year, will be 50% of your annual salary and will be based upon personal and company performance pro rated over the three remaining months of the year. The first nine months will be at the agreed-to rate of your prior position of Corporate Controller.

Benefits:	Vitran Corporation Inc. will provide and pay for health benefits consistent with the Vitran Corporate Executive Package.

Car Allowance:	Vitran Corporation Inc. will provide a car allowance in the amount of $990.00 per month, to be reviewed annually.

Car Insurance:	Vitran Corporation Inc. will cover your car insurance through its fleet insurance program.

Wellness:	Vitran Corporation Inc. will reimburse you for your monthly gym membership fees and for an annual executive medical analysis.

Representation from Sean Washchuk

1.	That to the best of your knowledge you are in good health and do not have any medical condition(s) that will prevent you from giving your full time and attention to your performance as Vice President Finance & Chief Financial Officer of Vitran Corporation Inc.

2.	That you will devote your full time and attention to the performance of your duties as Vice President Finance & Chief Financial Officer of Vitran Corporation and not engage in any other business activity outside of Vitran without the express written consent of the Chief Executive Officer of Vitran Corporation.

3.	That in the event that you decide to leave the employ of Vitran you agree to provide a minimum of 3 weeks notice.

4.	In the event your employment ceases with Vitran Corporation Inc. you agree not to disclose, take benefit from, or use any confidential information of Vitran Corporation Inc. and its subsidiaries.

I trust that the above terms and conditions of employment are acceptable to you and accurately reflect our discussions. If this is the case, would you please sign the acceptance by November 26, 2004 and return an executed copy to me. We are excited about your promotion.

Sincerely,

/s/ Rick Gaetz

Rick E. Gaetz
President &
     Chief Executive Officer

I hereby accept the offer of employment as Vice President Finance & Chief Financial Officer of Vitran Corporation under the terms and conditions outlined in this letter including my representation.

/s/ Sean Washchuk	November 26, 2004

Sean Washchuk	Date